                                                                    Exhibit 99.1

Celeritek, Inc.


                    CELERITEK REPORTS FOURTH QUARTER AND YEAR
                                   END RESULTS

      (SANTA CLARA, CA), April 30, 2003,------Celeritek (NASDAQ National Market System Symbol: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, today reported financial results for its fourth quarter and fiscal year ended March 31, 2003.

FINANCIAL RESULTS

      For the fourth quarter of fiscal 2003, Celeritek reported revenues of $8.1 million, compared with $10.5 million in the third fiscal quarter of 2003 and $13.2 million in the fourth quarter of fiscal 2002. The net loss for the fourth quarter of fiscal 2003 was $4.5 million or $0.37 per share, compared with a net loss of $2.8 million or $0.23 per share for the same period a year ago.

      For fiscal 2003, revenues were $49.4 million, compared with revenues in fiscal 2002 of $57.1 million. The net loss for the year was $17.0 million or $1.39 per share, compared with $22.6 million or $1.87 per share for fiscal 2002. The net loss for the year includes $4.6 million related to Celeritek's acquisition of Tavanza, Inc. and special charges of $2.8 million for severance costs, abandoned fixed assets and equipment leases. As part of Celeritek's continued focus on aggressive cost controls, the company reduced overhead expenses by $4.4 million in fiscal 2003, compared to fiscal 2002.

      Semiconductor revenues were $3.0 million in the fourth quarter of fiscal 2003, compared to $5.5 million in the third quarter of fiscal 2003 and $6.7 million in the fourth quarter of fiscal 2002. The decrease in sales in the fourth quarter compared to the third quarter of fiscal 2003 is due to the previously announced decision of one of Celeritek's customers to discontinue its strategy of dual sourcing power amplifier modules for handset applications. Celeritek's sales to other semiconductor customers remained steady compared to previous quarters.

      Subsystem revenues were $5.1 million in the fourth quarter of fiscal 2003, compared to $5.0 million in the third quarter of fiscal 2003 and $6.5 million in the fourth quarter of fiscal 2002. Fourth quarter fiscal 2003 sales reflect general uncertain economic conditions, particularly in the telecom market, which continue to impact customer orders.

      The Company used $3.0 million in cash in fiscal 2003 resulting in a balance of cash and short-term investments of $95.6 million at March 31, 2003. At the end of the fourth quarter of fiscal 2003, the accounts receivable and inventory balances were $4.5 million and $3.6 million respectively, compared with $3.4 million and $5.7 million respectively, at the end of the third quarter of fiscal 2003.

COMMENTS FROM MANAGEMENT

      Tamer Husseini, president and chief executive officer of Celeritek, said, "We are executing on our plan to broaden our customer base and drive market share gains and profitable growth."

      "This quarter underscores the power of our Tavanza acquisition, which combines leading edge technology with the manufacturing and sales support to transform innovation into revenue opportunities. Our three new products introduced in March add new features and functionality, while at the same time address a broader customer base and significantly reduce Celeritek's manufacturing costs. Further, as the first company to sample 3x3 mm power amplifier modules, we are afforded an important time to market advantage over our competitors. We have sampled this product with a number of customers and are getting strong positive feedback that we believe will lead to market share gains and revenue growth late this year."

      "As part of our strategy to market standard products to a wider range of customers in both the defense and wireless markets, we also recently announced a global distribution partnership with Richardson Electronics. This is yet another avenue that we believe will help Celeritek deliver year-over-year revenue growth and value for our shareholders."

      "While the economic environment has changed for our industry and our company, I believe Celeritek is taking the right steps to adjust its business and respond to market demand, and that we are on the path to profitability," concluded Mr. Husseini.

BUSINESS OUTLOOK

      The Company currently expects revenues to be approximately $6.5 million to $7.5 million in the first quarter of fiscal 2004 with gross margins of approximately 7% to 9%. R&D expense is expected to be $2.7 million to $2.8 million for the quarter and SG&A expense, absent expenses related to the special meeting, is expected to be $2.4 million to $2.6 million for the quarter. Cash balances are projected to be approximately $91.0 million to $92 million at the end of June 2003.


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CONFERENCE CALL

      Celeritek will host a conference call this afternoon at 2:00 PM Pacific Time to discuss the results for the fourth quarter of fiscal 2003 and comment on the Company's business outlook. The conference call will be broadcast live over the Internet and can be accessed through the Investor Relations section of Celeritek's web site: www.celeritek.com. The call will also be available live by dialing (800) 634-1567 (within the US) and (212) 346-6474 (outside the US). A replay of the call will be available through Monday, May 5th until 5:00 PM PT. The replay number is (800) 633-8284 (within the US) and at (402) 977-9140 (outside the US). Enter reservation # 21142717 for the replay.

ABOUT CELERITEK

      Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

SAFE HARBOR STATEMENT

      This release contains forward-looking statements. These forward-looking statements represent the Company's expectations or beliefs concerning future events and include statements, among others, regarding: the expansion of our customer base and the anticipated benefits therefrom; the expected increase in revenue resulting from the introduction of our 3x3 mm power amplifier modules; the anticipated benefits of the Tavanza acquisition; the expected benefits of our partnership with Richardson Electronics; our current expectation that in the first quarter of fiscal 2004 revenues will be approximately $6.5 million to $7.5 million and gross margins will be approximately 7% to 9%; our expectation that SG&A expense will be approximately $2.7 million to $2.8 million for the quarter; our expectation that SG&A expense will be approximately $2.4 million to $2.6 million for the quarter; and our expectation that the cash balances at the end of June will be approximately $91.0 million to $92.0 million. The Company undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such factors may include, but are not necessarily limited to: lost or delayed sales of our power amplifier modules; uncertainties in the Korean telecommunications market; possible management distraction and increased expenses resulting from the consequences of Anaren Microwave's 13D filings; the potential effects from the filings made by the Shareholder Protective Committee, including but not limited to management distraction, increased expenses, decreased revenues, product delays, and consequences that could result from a change in our management or board of directors; the ability to achieve expected synergies from the Tavanza acquisition; introduction by our competitors of amplifier products with features similar or superior to ours; a decrease in manufacturing yields; and increased expenses. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q.

CELERITEK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

                                                    March 31,       March 31,
                                                      2003            2002
                                                    --------        --------
                                                                     (Note)
ASSETS
Current assets:
  Cash and cash equivalents                         $ 28,909        $  8,096
  Short-term investments                              66,727          90,597
  Accounts receivable, net                             4,483          10,001
  Inventories                                          3,599           9,372
  Prepaid expenses and other current assets            1,925           3,671
                                                    --------        --------
           Total current assets                      105,643         121,737
Property and equipment, net                           11,029          14,839
Intangible assets                                        931              --
Other assets                                           4,857           3,112
                                                    --------        --------
Total assets                                        $122,460        $139,688
                                                    ========        ========
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $  4,355        $  4,583
  Accrued payroll                                      1,601           1,505
  Accrued liabilities                                  4,201           3,098
  Current portion of long-term debt                    2,543           2,312
  Current obligations under capital leases               597             669
                                                    --------        --------
          Total current liabilities                   13,297          12,167
Long-term debt, less current portion                   2,126           4,675
Non-current obligations under capital leases             793           1,340
Shareholders' equity                                 106,244         121,506
                                                    --------        --------
Total liabilities and shareholders' equity          $122,460        $139,688
                                                    ========        ========

Note: The balance sheet at March 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.


CELERITEK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

                                                      Three Months Ended                 Fiscal Year Ended
                                                           March 31,                         March 31,
                                                   -------------------------         -------------------------
                                                     2003             2002             2003             2002
                                                   --------         --------         --------         --------
Net sales                                          $  8,075         $ 13,227         $ 49,423         $ 57,050
Cost of goods sold                                    7,510           10,533           39,101            1,839
                                                   --------         --------         --------         --------

Gross profit                                            565            2,694           10,322            5,211
Operating expenses:
  Research and development                            2,824            2,342           10,797            9,195
  Selling, general and administrative                 2,210            2,238           10,035            9,642
  In-process research and development                    --               --            4,414               --
  Special charges                                        53               --            2,836           10,960
  Amortization of intangibles                           129               --              215               --
                                                   --------         --------         --------         --------
Total operating expenses                              5,216            4,580           28,297           29,797

Loss from operations                                 (4,651)          (1,886)         (17,975)         (24,586)

Impairment of strategic investment                      (92)          (1,702)            (422)          (1,702)
Impairment of short-term investment                      --               --               --               --
Interest income and other, net                          336              560            1,506            3,490
                                                   --------         --------         --------         --------

Loss before income tax                               (4,407)          (3,028)         (16,891)         (22,798)
Provision (benefit) for income taxes                    135             (180)             136             (180)
                                                   --------         --------         --------         --------
Net loss                                           ($ 4,542)        ($ 2,848)        ($17,027)        ($22,618)
                                                   ========         ========         ========         ========

Basic and diluted loss per share                   ($  0.37)        ($  0.23)        ($  1.39)        ($  1.87)
                                                   ========         ========         ========         ========


Weighted average common shares outstanding           12,328           12,174           12,285           12,076
Weighted average common shares outstanding,
  assuming dilution                                  12,328           12,174           12,285           12,076